Exhibit 99.1

TC BioPharm Announces Execution of Second Non-Binding Letter of Intent for Acquisition, Targeting Innovative CAR-T Therapies

Acquisition target has established proof of concept data demonstrating the therapeutic potential for the treatment of multiple solid tumors

EDINBURGH, Scotland, May 06, 2024 — TC BioPharm (Holdings) PLC (“TC BioPharm” or the “Company”) (NASDAQ: TCBP) a clinical stage biotechnology company developing platform allogeneic gamma-delta T cell therapies for cancer and other indications, today announced the execution of a non-binding letter of intent to acquire a privately-held biotechnology company pursuing the development of innovative Chimeric Antigen Receptor T-cell (CAR-T) therapies for the treatment of refractory cancers and solid tumors.

This agreement is the second such agreement in as many months shows TCBP’s commitment to its M&A strategy aimed at expanding its therapeutic platform.

CAR T-cell therapy modifies a patient’s own immune cells to provide a heightened ability to identify and eliminate cancer cells.

The target acquisition has developed a number of proprietary approaches to re-engineer CARs to better target solid tumors. The Company has generated pre-clinical proof of concept data that demonstrates the therapeutic potential of its lead CAR-T candidate for a range of solid tumors including colorectal, pancreatic, mesothelioma, ovarian and breast cancer. In addition, the target acquisition is also developing a novel, allogeneic CAR-T for the treatment of autoimmune diseases.

There can be no assurance that a definitive agreement will be executed or that the proposed transaction will be consummated on the terms or timeframe currently contemplated. Upon execution of the definitive agreements, the completion of the transaction will be subject to, among other matters, satisfaction of the conditions negotiated therein, the Company having secured adequate financing, and receipt of all third party (including governmental) approvals, licenses, consents, and clearances, as and when applicable.

“Management is extremely pleased to announce this second potential acquisiton which will provide strong advantages to our current therapeutic platform as well as expand our efforts into autoimmune disease,” said Mr. Bryan Kobel, CEO of TC BioPharm. “There are substantial synergies between the two companies with extensive benefits to the business combination including CAR development expertise as well as gamma delta and alpha beta T-cells. Our existing expertise in gamma delta T-cells as well as transitioning processes and therapeutics from autologous to allogeneic will be impactful in advancing the solid tumor assets of the acquisition, the acquired company brings strong CAR engineering expertise to help us further develop our co-stimulatory CAR as well as a strong clinical team. We believe that the combination of these two companies provides a well balanced platform for investors and patients in our pursuit of creating next-generation cell therapies for the treatment of multiple indications. This represents not only multiple shots on goal, but an expanded asset base in several immune responder cells for the treatment of a wide range of disease with an extensive patent portfolio. As such, 2024 and 2025 could now have inflections points for data in several pipeline assets in a variety of indications. I am proud of our ability to navigate a difficult capital market environment and identify complimentary resources that will continue to enhance the overall value of our company and look forward to working with our expanded team.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Current Report on Form 8-K that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the Company’s intent or ability to effect any budget savings or execute on any M&A or capital raising strategy. These statements are based on management’s current assumptions and are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. For other important factors that could cause actual results to differ materially from the forward-looking statements in this Current Report on Form 8-K, please see the risks and uncertainties identified under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, and our other reports filed with the SEC, all of which is available on the Company’s Investor Relations website at www.tcbiopharm.com and on the SEC website at www.sec.gov. All forward-looking statements reflect the Company’s beliefs and assumptions only as of the date of this Current Report on Form 8-K. The Company undertakes no obligation to update forward-looking statements to reflect future events or circumstances.

About TC BioPharm (Holdings) PLC

TC BioPharm is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of gamma-delta T cell therapies for the treatment of cancer with human efficacy data in acute myeloid leukemia. Gamma-delta T cells are naturally occurring immune cells that embody properties of both the innate and adaptive immune systems and can intrinsically differentiate between healthy and diseased tissue.

TC BioPharm is the leader in developing gamma-delta T cell therapies, and the first company to conduct phase II/pivotal clinical studies in oncology. The Company is conducting two investigator-initiated clinical trials for its unmodified gamma-delta T cell product line - Phase 2b/3 pivotal trial for OmnImmune® in treatment of acute myeloid leukemia using the Company’s proprietary allogeneic CryoTC technology to provide frozen product to clinics worldwide.

Contact:

Chris Camarra

EVP Communications

c.camarra@tcbiopharm.com

-2-